PROMISSORY NOTE


$ 100,000 	                                                 March 05, 2003
	                                              San Francisco, California

     FOR VALUE RECEIVED, Lifen, Inc., a Delaware corporation doing business as Crdentia ("Debtor") located at, 455 Market Street, Suite 1220, San Francisco, California, promises to pay to Gable Intl Holdings Ltd. ("Company"), located at 31 Church Street Reid House, PO Box 1564, Hamilton HNFX,
Bermuda or at such other place or to such other party as Debtor and the Company mutually may from time to time designate, the sum of One Hundred Thousand Dollars ($100,000), plus interest from the date hereof as computed below.

     1. Interest and Principal Payments; Term. Interest on the principal balance outstanding on this Note shall be computed from the date hereof at the simple Interest Rate of twelve percent (12%) per annum and shall continue to accrue until paid. The entire amount of accrued but unpaid interest and all outstanding principal shall be due and payable at the time Debtor receives additional debt or equity financing, however in any event, no later than the close of business on June 13, 2003. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

     2. Method and Application of Payment. All amounts payable under this Note are payable in lawful money of the United States, without notice, demand, offset or deduction. Checks will constitute payment only when collected. Any amount paid on this Note shall be applied first, to payment of accrued but unpaid interest on this Note, then toward the outstanding principal balance of this Note.

     3. Prepayment Permitted. Principal and interest may be prepaid in whole or in part by Debtor without penalty or premium at any time.

     4. Event of Default and Remedies. Any one of the following occurrences shall constitute an "Event of Default" under this Note:

          (a) Debtor shall fail to pay the amount owed on the date when due in accordance with the terms hereof; or

          (b) Debtor becomes insolvent or bankrupt, commits any act of bankruptcy, generally fails to pay its debts as they become due, becomes the subject of any proceedings or action of any regulatory agency or any court relating to bankruptcy or insolvency, or makes an assignment for the benefit of its creditors, or enters into any agreement for the composition, extension, or readjustment of all or substantially all of its obligations.

          Upon the occurrence of any Event of Default hereunder, the entire unpaid principal balance of this Note (including accrued interest) shall, at the option of the Company and without notice or demand of any kind to Debtor or any other person, immediately become due and payable, and the Company shall have and may exercise any and all rights and remedies available to it at law or in equity.

          All indebtedness outstanding under this Note shall bear interest after maturity, whether at its maturity date, by acceleration or otherwise, at six percent (6%) per annum, but in no event greater that the highest rate of interest which charged by the Company or which the Debtor may legally contract to pay under applicable law.

     5. Waivers. Debtor for itself and its successors and assigns waives presentment, demand, protest, notice of dishonor, notice of acceleration and notice of intention to accelerate and waives any right to be released by reason of any extension of time or change in terms of payment or any change, alteration, or release of any security given for the payment hereof. The pleading of any statute of limitations as a defense to any demand against Debtor is expressly waived by Debtor to the full extent permitted by law.

     6. Attorneys' Fees. Debtor promises to pay on demand all reasonable out-of-pocket costs of and expenses of the Company in connection with the collection of amounts due hereunder, including, without limitation, attorneys' fees and all related costs incurred in connection therewith, whether or not any lawsuit is ever filed with respect thereto. If any suit or action is instituted to enforce this Note and the Company is the prevailing party, Debtor promises to pay, in addition to the costs and disbursements otherwise allowed by law, such sum as the court may adjudge reasonable attorneys' fees and costs in such suit or action to the Company as the prevailing party.

     7. Successors. This Note shall inure to the benefit of the Company and its successors and assigns. The obligations of Debtor hereunder shall not be assignable.

     8. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California. This Note has been delivered to the Company and accepted by the Company in the State of California.

     IN WITNESS WHEREOF, the undersigned authorized party has executed and delivered this Note as of the date first written above.

                                        DEBTOR:  LIFEN, INC., D/B/A CRDENTIA

                                        By:   /s/ James D. Durham
                                           --------------------------------
                                        Name:     James D. Durham
                                             ------------------------------
                                        Title:    Chairman
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